UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/16/2011

Westway Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34586

Delaware	20-4755936
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

365 Canal Street, Suite 2900
New Orleans, LA 70130
(Address of principal executive offices, including zip code)

(504) 525-9741
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 16, 2011, Westway Group, Inc. (the "Company") entered into a Waiver by and between the Company and Agman Louisiana Inc. ("Agman"), the holder of all of the Company's issued and outstanding shares of Series A Convertible Preferred Stock, pursuant to which Agman agreed to an extension, without requiring the satisfaction of accrued preferred dividends on the Series A Convertible Preferred Stock, until November 18, 2011 of the limited waiver granted by Agman to the Company on December 14, 2010 (the "Original Waiver"). Under the Original Waiver, in exchange for the issuance of additional shares of Series A Convertible Preferred Stock in satisfaction of accrued preferred dividends through May 1, 2011, Agman agreed to waive the Company's compliance with the negative covenants set forth in the company's Amended and Restated Certificate of Incorporation in order to facilitate the repurchase by the Company of its common stock pursuant to the repurchase program referred to in Item 7.01 of this current report on Form 8-K and further described in Item 7.01 of the report on Form 8-K filed with the SEC on December 15, 2010. The Original Waiver had previously been extended under a waiver between Agman and the Company effective as of May 1, 2011.

Item 7.01.    Regulation FD Disclosure

On August 10, 2011, the Board of Directors of the Company approved an extension of the Company's stock repurchase program, pursuant to which the Company can repurchase up to 500,000 shares of its Class A common stock, until November 18, 2011, unless earlier terminated or extended by the Board. The stock repurchase program was first approved by the Board of Directors on December 10, 2010 and is further described in Item 7.01 of the Company's report on Form 8-K filed with the SEC on December 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westway Group, Inc.

Date: August 17, 2011	By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
Chief Financial Officer